The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2019

Citigroup Global Markets Holdings Inc.	May-----, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH2377 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November-----, 2020
Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the inverse performance of a basket (the “basket”) consisting of the S&P 500® Index, the Nasdaq-100 Index® and the MSCI World IndexSM (each, a “basket component”) from the initial basket level to the final basket level.
▪	The securities offer inverse exposure to the basket, which means that you will receive a positive return at maturity only if the basket depreciates and may incur a loss at maturity if the basket appreciates. If the basket depreciates, the securities offer leveraged exposure to the absolute value of that depreciation, subject to the maximum return at maturity specified below. If the basket appreciates, but not by more than the buffer amount specified below, you will be repaid the stated principal amount of your securities. However, if the basket appreciates by more than the buffer amount, you will lose 1% of the stated principal amount of your securities for every 1% by which that appreciation exceeds the buffer amount, subject to the minimum payment at maturity. You may lose up to 90.00% of your investment.
▪	To obtain the inverse exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Basket:	Basket Component	Weighting	Initial Component Level*
	S&P 500® Index (ticker symbol: “SPX”)	40%
	Nasdaq-100 Index® (ticker symbol: “NDX”)	40%
	MSCI World IndexSM (ticker symbol: “MXWO”)	20%

* The initial component level for each basket component will be the closing level of that basket component on the pricing date.
Aggregate stated principal amount:	$
Stated principal amount:	$10.00 per security
Pricing date:	May , 2019 (expected to be May 17, 2019)
Issue date:	May , 2019 (three business days after the pricing date). See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	November , 2020 (expected to be November 17, 2020), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	November , 2020 (expected to be November 20, 2020)
Payment at maturity:

For each $10.00 stated principal amount security you hold at maturity:

▪  If the final basket level is less than the initial basket level: $10.00 + the leveraged return amount, subject to the maximum return at maturity

▪  If the final basket level is equal to the initial basket level or greater than the initial basket level by an amount less than or equal to the buffer amount: $10.00

▪  If the final basket level is greater than the initial basket level by an amount greater than the buffer amount:
$10.00 - [$10.00 × (the basket return - the buffer amount)], subject to the minimum payment at maturity

If the final basket level is greater than the initial basket level by more than the buffer amount, your payment at maturity will be less, and possibly significantly less, than the $10.00 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing up to 90.00% of your investment.

Initial basket level:	100
Final basket level:	100 × [1 + (component return of SPX × 40%) + (component return of NDX × 40%) + (component return of MXWO × 20%)]
Component return:	For each basket component: (final component level – initial component level) / initial component level
Final component level:	For each basket component, its closing level on the valuation date.
Basket return:	(i) The final basket level minus the initial basket level, divided by (ii) the initial basket level
Leveraged return amount:	$10.00 × the leverage factor × the absolute value of the basket return
Leverage factor:	300%
Maximum return at maturity:	$1.33 per security (13.30% of the stated principal amount). The payment at maturity per security will not exceed $10.00 plus the maximum return at maturity.
Minimum payment at maturity:	$1.00 per security (10.00% of the stated principal amount).
Buffer amount:	10.00%
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	17326W159 / US17326W1595
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal

Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.20(2)	$9.75
		$0.05(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9.392 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.25 for each $10.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.20 for each $10.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-08 dated February 15, 2019    Underlying Supplement No. 8 dated February 21, 2019

Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date. If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket level will be calculated based on (i) for each unaffected basket component, its closing level on the originally scheduled valuation date and (ii) for each affected basket component, its closing level on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Summary

The securities can be used:

▪	As an alternative to direct short exposure to the basket that enhances returns, subject to the maximum return at maturity, for a limited range of potential depreciation of the basket; and

▪	To obtain a limited buffer against the potential appreciation of the basket.

If the basket appreciates by more than the buffer amount, the securities are inversely exposed on a 1-to-1 basis to the percentage increase by which that appreciation exceeds the buffer amount, subject to the minimum payment at maturity. Accordingly, investors may lose a significant portion of their initial investment in the securities.

Maturity:	Approximately 1.5 years
Leverage factor:	300%, subject to the maximum return at maturity. The leverage factor applies only if the final basket level is less than the initial basket level.
Maximum return at maturity:	$1.33 per security (13.30% of the stated principal amount)
Minimum payment at maturity:	$1.00 per security (10.00% of the stated principal amount). Investors may lose up to 90.00% of the stated principal amount of the securities.
Buffer amount:	10.00%
Interest:	None

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 300% of the absolute value of the depreciation of a basket of unequally weighted equity indices, provided that investors will not receive a payment at maturity in excess of the maximum payment at maturity, which will be $11.33 per security. At maturity, if the basket has depreciated from the initial basket level to the final basket level, investors will receive the stated principal amount of their investment plus a positive return reflecting the leveraged downside performance of the basket, subject to the maximum return at maturity. If the basket has appreciated from the initial basket level to the final basket level by no more than the buffer amount, the payment at maturity will be $10.00 per security. However, if the basket has appreciated by more than the buffer amount from the initial basket level to the final basket level, investors will lose 1% for every 1% by which that appreciation exceeds the buffer amount, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount. Investors may lose up to 90% of the stated principal amount of the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

May 2019	PS-2

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

Leveraged Inverse Exposure:	The securities offer investors leveraged inverse exposure to the depreciation of the basket within a limited range of negative performance.
Upside Scenario:	If the final basket level is less than the initial basket level, the payment at maturity for each security will be equal to the $10.00 stated principal amount plus the leveraged return amount, subject to the maximum return at maturity.
Par Scenario:	If the final basket level is equal to the initial basket level or greater than the initial basket level by an amount less than or equal to the buffer amount, which means that the basket has appreciated by no more than 10.00% from its initial basket level, the payment at maturity will be $10.00 per security.
Downside Scenario:	If the final basket level is greater than the initial basket level by more than the buffer amount, which means that the basket has appreciated by more than 10.00% from its initial basket level, you will lose 1% for every 1% by which that appreciation exceeds the buffer amount (e.g., a 50% appreciation in the basket will result in a payment at maturity of $6.00 per security), subject to the minimum payment at maturity. The minimum payment at maturity is $1.00 per security. Accordingly, investors may lose a significant portion of their initial investment.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns.

Inverse Buffered PLUS Payment at Maturity Diagram

■ The Securities	■ The Basket

May 2019	PS-3

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

Your actual payment at maturity per security will depend on the actual final basket level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.

Example 1—Upside Scenario A. The hypothetical final basket level is 99.00 (a 1.00% decrease from the initial basket level), which is less than the initial basket level.

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Basket Component Return
S&P 500® Index	2,900.00	2,610.00	-10%
Nasdaq-100 Index®	7,700.00	6,545.00	-15%
MSCI World IndexSM	2,200.00	3,190.00	45%
Hypothetical Final Basket Level:	100.00 × [1 + (-10% × 40%) + (-15% × 40%) + (45% × 20%)] = 99.00

Payment at maturity per security = $10 + the leveraged return amount, subject to the maximum return at maturity of $1.33 per security

= $10.00 + ($10.00 × the leverage factor × the absolute value of the basket return), subject to the maximum return at maturity of $1.33 per security

= $10 + ($10 × 300% × 1.00%), subject to the maximum return at maturity of $1.33 per security

= $10 + $0.30, subject to the maximum return at maturity of $1.33 per security

= $10.30

Because the basket depreciated from the initial basket level to the hypothetical final basket level and the leveraged return amount is less than the maximum return at maturity, your total return at maturity in this scenario would be equal to the stated principal amount per security plus the leveraged return amount.

Example 2—Upside Scenario B. The hypothetical final basket level is 75.00 (a 25.00% decrease from the initial basket level), which is less than the initial basket level.

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Basket Component Return
S&P 500® Index	2,900.00	2,465.00	-15%
Nasdaq-100 Index®	7,700.00	5,005.00	-35%
MSCI World IndexSM	2,200.00	1,650.00	-25%
Hypothetical Final Basket Level:	100.00 × [1 + (-15% × 40%) + (-35% × 40%) + (-25% × 20%)] = 75.00

Payment at maturity per security = $10 + the leveraged return amount, subject to the maximum return at maturity of $1.33 per security

= $10.00 + ($10.00 × the leverage factor × the absolute value of the basket return), subject to the maximum return at maturity of $1.33 per security

= $10 + ($10 × 300% × 25.00%), subject to the maximum return at maturity of $1.33 per security

= $10 + $7.50, subject to the maximum return at maturity of $1.33 per security

= $11.33

Because the basket depreciated from the initial basket level to the hypothetical final basket level and the leveraged return amount is greater than the maximum return at maturity, your payment at maturity in this scenario would equal the maximum payment at maturity of $11.33 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 inverse exposure to the depreciation of the basket without a maximum return.

Example 3—Par Scenario. The hypothetical final basket level is 105.00 (a 5.00% increase from the initial basket level), which is greater than the initial basket level by an amount that is less than the buffer amount of 10.00%.

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Basket Component Return
S&P 500® Index	2,900.00	3,190.00	10%
Nasdaq-100 Index®	7,700.00	8,470.00	10%
MSCI World IndexSM	2,200.00	1,870.00	-15%
Hypothetical Final Basket Level:	100.00 × [1 + (10% × 40%) + (10% × 40%) + (-15% × 20%)] = 105.00

Payment at maturity per security = $10

Because the basket did not appreciate from the initial basket level to the hypothetical final basket level by more than the 10.00% buffer amount, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security.

May 2019	PS-4

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

Example 4—Downside Scenario A. The hypothetical final basket level is 170.00 (a 70.00% increase from the initial basket level), which is greater than the initial basket level by an amount that is more than the buffer amount of 10.00%.

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Basket Component Return
S&P 500® Index	2,900.00	5,220.00	80%
Nasdaq-100 Index®	7,700.00	12,705.00	65%
MSCI World IndexSM	2,200.00	3,520.00	60%
Hypothetical Final Basket Level:	100.00 × [1 + (80% × 40%) + (65% × 40%) + (60% × 20%)] = 170.00

Payment at maturity per security = $10.00 - [$10.00 × (the basket return - the buffer amount)], subject to the minimum payment at maturity of $1.00 per security

= $10.00 - [$10.00 × (70.00% - 10.00%)], subject to the minimum payment at maturity of $1.00 per security

= $10.00 - [$10.00 × 60.00%], subject to the minimum payment at maturity of $1.00 per security

= $10.00 - $6.00, subject to the minimum payment at maturity of $1.00 per security

= $4.00

Because the basket appreciated from the initial basket level to the hypothetical final basket level by more than the 10.00% buffer amount, your payment at maturity in this scenario would reflect 1-to-1 inverse exposure to the positive performance of the basket beyond the 10.00% buffer amount, subject to the minimum payment at maturity.

Example 5—Downside Scenario B. The hypothetical final basket level is 210.00 (a 110.00% increase from the initial basket level), which is greater than the initial basket level by an amount that is more than the buffer amount of 10.00%.

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Basket Component Return
S&P 500® Index	2,900.00	5,800.00	100%
Nasdaq-100 Index®	7,700.00	16,940.00	120%
MSCI World IndexSM	2,200.00	4,620.00	110%
Hypothetical Final Basket Level:	100.00 × [1 + (100% × 40%) + (120% × 40%) + (110% × 20%)] = 210.00

Payment at maturity per security = $10.00 - [$10.00 × (the basket return - the buffer amount)], subject to the minimum payment at maturity of $1.00 per security

= $10.00 - [$10.00 × (110.00% - 10.00%)], subject to the minimum payment at maturity of $1.00 per security

= $10.00 - [$10.00 × 100.00%], subject to the minimum payment at maturity of $1.00 per security

= $10.00 - $10.00, subject to the minimum payment at maturity of $1.00 per security

= $1.00

Because the basket appreciated from the initial basket level to the hypothetical final basket level by more than the 10.00% buffer amount, your payment at maturity in this scenario would reflect 1-to-1 inverse exposure to the positive performance of the basket beyond the 10.00% buffer amount, subject to the minimum payment at maturity of $1.00 per security. In this example, your payment at maturity would equal the minimum payment at maturity.

May 2019	PS-5

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket components. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement and the description of risks relating to the basket components contained in the section “Risk Factors” beginning on page US-1 in the accompanying underlying supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose up to 90.00% of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the basket appreciates by more than the buffer amount, you will lose 1% of the stated principal amount of the securities for every 1% by which that appreciation exceeds the buffer amount, subject to the minimum payment at maturity. You could lose up to 90.00% of your entire investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 13.30%, which is equivalent to a maximum return at maturity of $1.33 per security and would result in a maximum payment at maturity of $11.33 per security. Taking into account the leverage factor, any decrease in the final basket level from the initial basket level by more than 4.44% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

▪	Investing in the securities is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components or the securities included in the basket components.

▪	Your payment at maturity depends on the closing levels of the basket components on a single day. Because your payment at maturity depends on the closing levels of the basket components solely on the valuation date, you are subject to the risk that the closing levels on that day may be higher, and possibly significantly higher, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the basket components that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the basket components, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the

May 2019	PS-6

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among those basket components, dividend yields on the stocks included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the levels of the basket components and a number of other factors, including the volatility of the basket components, the correlation among the basket components, the dividend yields on the stocks included in the basket components, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the basket may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The MSCI World IndexSM is subject to risks associated with non-U.S. markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial

May 2019	PS-7

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	Fluctuations in exchange rates will affect the level of the MSCI World IndexSM. Because the stocks that constitute the MSCI World IndexSM are traded in foreign currencies and the level of the MSCI World IndexSM is based on the U.S. dollar value of the stocks that constitute the MSCI World IndexSM, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those foreign currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. If the U.S. dollar weakens against the currencies in which those stocks trade, the level of the MSCI World IndexSM will be positively affected for that reason alone and the payment at maturity on the securities may be reduced. Of particular importance to potential currency exchange risk are: governmental interventions; existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components depreciates, the other basket components may not depreciate as much or may even appreciate. In such event, the depreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser depreciation or by appreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated. The performances of the basket components may become highly correlated during periods of increasing prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated, the appreciation of one basket component will not be offset by the depreciation of the other basket components and, in fact, each basket component may contribute to an overall increase from the initial basket level to the final basket level.

▪       The basket components are not equally weighted. The Inverse Buffered PLUS are linked to a basket of three basket components, and the basket components have significantly different weights in determining the level of the basket. The same percentage change in the two of the basket components may therefore have different effects on the final basket level because of the unequal weighting. For example, if the weighting of one basket component is greater than the weighting of another basket component, a 5% increase in the level of the basket component with the greater weighting will have a greater impact on the final basket level than a 5% decrease in the level of the basket component with the lesser weighting.

▪	Changes made by the sponsor of a basket component may affect the basket component. We are not affiliated with the sponsors of the S&P 500® Index, the Nasdaq-100 Index® and the MSCI World IndexSM. Changes that affect the basket components may affect the value of your securities. The sponsor of a basket component may add, delete or substitute the securities that constitute the basket component or make other methodological changes that could affect the level of the basket component. We are not affiliated with any such sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the securities.

▪	Our offering of the securities is not a recommendation of inverse exposure to the basket or the basket components. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked inversely to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including long and short positions) in the stocks included in the basket components or in instruments related to the basket components or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked inversely to the basket components. These and other activities of our affiliates may affect the levels of the basket components in a way that has a negative impact on your interests as a holder of the securities.

▪	The level of a basket component may be affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks included in the basket components and other financial instruments related to the basket components or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks included in the basket components and other financial instruments related to the basket components or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the basket components in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

May 2019	PS-8

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the basket, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of a basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. In particular, if a security were treated as a debt instrument for U.S. federal income tax purposes rather than as a prepaid financial contract, (i) you would generally be required to recognize income over the term of the security and (ii) any gain recognized with respect to the security would generally be treated as ordinary income and not as capital gain. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2019	PS-9

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the securities, historical information on the performance of the basket does not exist for dates prior to the pricing date. The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from January 2, 2014 to May 2, 2019, assuming that the basket was created on January 2, 2014 with the same basket components and corresponding weights and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels of the basket components on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

Hypothetical Historical Basket Performance January 2, 2014 to May 2, 2019

Information About the Basket Components

S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on May 2, 2019 was 2,917.52.

The graph below shows the closing level of the basket component for each day such level was available from January 2, 2014 to May 2, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the basket component as an indication of future performance.

May 2019	PS-10

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

S&P 500® Index – Historical Closing Levels January 2, 2014 to May 2, 2019

Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc. The Nasdaq-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for important disclosures regarding the Nasdaq-100 Index®.

Historical Information

The closing level of the Nasdaq-100 Index® on May 2, 2019 was 7,724.056.

The graph below shows the closing level of the basket component for each day such level was available from January 2, 2014 to May 2, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the basket component as an indication of future performance.

May 2019	PS-11

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

Nasdaq-100 Index® – Historical Closing Levels January 2, 2014 to May 2, 2019

MSCI World IndexSM

The MSCI World IndexSM is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets globally. The MSCI World IndexSM currently consists of the following 23 developed market country indices: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. It is calculated, maintained and published by MSCI Inc. The MSCI World IndexSM is reported by Bloomberg, L.P. under the ticker symbol “MXWO.”

Please refer to the section “Equity Index Descriptions—The MSCI Indices” in the accompanying underlying supplement for important disclosures regarding the MSCI World IndexSM.

Historical Information

The closing level of the MSCI World IndexSM on May 2, 2019 was 2,161.11.

The graph below shows the closing level of the basket component for each day such level was available from January 1, 2014 to May 2, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the basket component as an indication of future performance.

May 2019	PS-12

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

MSCI World IndexSM – Historical Closing Levels January 2, 2014 to May 2, 2019

May 2019	PS-13

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is more likely than not that a security will be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. In particular, if a security were treated as a debt instrument for U.S. federal income tax purposes rather than as a prepaid financial contract, (i) you would generally be required to recognize income over the term of the security and (ii) any gain recognized with respect to the security would generally be treated as ordinary income and not as capital gain. Except where stated otherwise, the remaining discussion is based on the treatment of a security as a prepaid financial contract that is an “open transaction.”

Subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

May 2019	PS-14

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.25 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management and their financial advisors collectively, a fixed selling concession of $0.20 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing levels of the basket components and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

May 2019	PS-15

Citigroup Global Markets Holdings Inc.
Inverse Buffered PLUS Based on a Basket of Three Equity Indexes Due November ----, 2020 Principal at Risk Securities

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

PLUSSM is a service mark of Morgan Stanley, used under license.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2019	PS-16